EXHIBIT 23.3

CONSENT

Pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-1 of FilmOn Networks Inc. (the “Company”) as a person about to become a director of the Company.

Dated: November 12, 2015

/s/ Nicholas J. Greenway
Nicholas J. Greenway